Exhibit 10.15

February 20, 2001

Mr.  Douglas L. Abramson, Esq.

c/o Worldspan, L.P.

300 Galleria Parkway, N.W.

Atlanta, Georgia  30339

Re:       Revised Key Management Retention Program

Dear Doug:

The establishment and maintenance of a sound and vital management team is important to protecting and enhancing the best interests of Worldspan.  We have determined that additional steps should be taken to reinforce and encourage the continued attention and dedication of certain members of Worldspan’s management, including yourself.

Worldspan desires to provide incentives to you in accordance with the terms of this letter agreement (“Agreement”) to induce you to (i) remain with Worldspan; (ii) achieve good individual and company performance; (iii) deliver key business initiatives; and (iv) increase the value of Worldspan.  This Agreement supersedes and replaces the letter agreement between you and Worldspan dated June 21, 1999.

1.             Definitions.  As used in this Agreement, the terms set forth in Section 27 will have the respective meanings specified in such Section.  Other terms used in this Agreement are defined in the context in which they are used and will have the respective meanings there indicated.

2.             Term of Agreement.  This Agreement shall commence on the date hereof and shall continue in effect until December 31, 2002; provided commencing on January 1, 2003 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one (1) additional year unless at least ninety (90) days prior to such January 1 dates, Worldspan or you shall have given notice that it or you do not wish to extend this Agreement; provided further, this Agreement shall continue in effect beyond the term and until all obligations are complete if your termination or a Change-in-Control shall have occurred during such term.

3.             Duties.  While you are actively employed by Worldspan you shall faithfully, diligently, lawfully, and ethically discharge your duties and responsibilities as an officer and an employee, and shall:  (i) use your best efforts to advance the interests of Worldspan and to implement the policies and decisions of the Worldspan Board; (ii) devote your full and exclusive business time, energy and skill to Worldspan, to the promotion of its business and interests; (iii) not serve as an employee, officer, agent, representative or consultant, or otherwise provide services for, or serve as a member of the board of directors of, any other corporation or entity without the prior written approval of the President and Chief Executive Officer of Worldspan or the Worldspan Board; provided, you may be an officer with, and may serve as a member of the board of directors of companies affiliated with Worldspan, and you may perform unpaid services for charitable, educational, and similar organizations.

4.             Retention and Performance Incentives.

(a)           EICP Enhancements.  (i) The minimum, target and maximum levels of the short-term portion of your 2001 and 2002 EICP will be 32.5%, 65% and 130% respectively; (ii) the minimum, target and maximum levels and other terms and conditions of the short-term portion of your 2001 and 2002 EICP shall not be less favorable, taken as a whole, than the 2000 levels, terms and conditions;  (iii) the minimum, target and maximum levels of the long-term portion of your 2001 and 2002 EICP (payable in 2004 and 2005, and payable in 2005 and 2006, respectively) are hereby increased to 22.5%, 45% and 90% respectively; (iv) the calculation of your EICP payments shall be based on your Salary, as that term is defined in Section 27; and (v) the provisions of this Agreement will prevail over any less favorable terms in the standard EICP documentation.  Notwithstanding anything to the contrary:  (x) the minimum payment to you under the short-term portion of your 2001 and 2002 EICP will be not less than 20% of your Salary, irrespective of Company performance; (y) the minimum payment to you under the short-term portion of your 2001 and 2002 EICPs will be not less than 20% of your Salary, irrespective of Company performance.  If you die on or after July 1 of any particular calendar year while still employed by Worldspan, the short-term and long-term portions of the EICP will be paid to your estate, at the levels paid to other officers, prorated for the portion of year or EICP period which has passed as of the date of your death.  If you receive additional cash compensation for the performance of acting or similar duties for more than six (6) months during a calendar year or EICP period, your EICP payment for such calendar year or EICP period will be calculated using your acting pay for the number of months you received such acting pay and your base salary for all other months.

(b)           Equity Recognition Bonus.  At the earlier of: (i) a Change-in-Control; (ii) the IPO Date; or (iii) June 30, 2001, you will be entitled to a recognition bonus equal to two (2) times your Salary as of the applicable event in recognition of your contribution in creating value for Worldspan’s owners.  Fifty percent (50%) of the recognition bonus will be paid to you within thirty (30) days of the applicable event if you are employed by Worldspan on the date of such event other than as an Inactive Employee.  The remaining fifty percent (50%) shall be paid to you no later than twelve (12) months following the date of the applicable event even if you are no longer employed by Worldspan on the second payment due date; provided, the remaining fifty percent (50%) installment shall not be paid to you if your termination on or before the payment due date is by you other than for Good Reason or by Worldspan for Good Cause.

(c)           June 30, 2002 Bonus.  If you are employed by Worldspan or its successor on June 30, 2002 other than as an Inactive Employee, and a Change-in-Control has not occurred on or before that date, Worldspan will provide you with a lump sum cash payment of three hundred percent (300%) of your salary as of June 30, 2002.  One half of this amount will be paid to you no later than July 31, 2002 and the other one half will be paid to you no later than July 31, 2003 if you are still employed by Worldspan on the date of the second payment.

(d)           Retention Retirement Supplement.  If you are employed by Worldspan on December 31, 2000 other than as an Inactive Employee, Worldspan will provide you with an additional three (3) years to be applied to age and/or Benefit Service (as defined in the Pension Plan) under a supplemental retirement benefit program; said supplemental retirement benefit shall be calculated as provided for in Section 8(a) of this Agreement with the exception that the five (5) years specified in Section 8(a) shall be changed to three (3) years.

(e)           Success Fee.  Provided the applicable condition is met, Worldspan will pay you one or the other (but not both) of the following:

(i)            If a Change-in-Control occurs by December 31, 2002 (or by June 30, 2003 for a Change-in-Control transaction for which the definitive agreement was signed on or after April 1, 2002), not later than seven (7) days after the closing of such, Worldspan (or its successor, if applicable) will pay to you the amount of $2,500,000; or

(ii)           If on or before December 31, 2002 (or by June 20, 2003 for a transaction for which the definitive agreement was signed on or after April 1, 2002), Worldspan acquires all or a substantial portion of Amadeus, Sabre, or Galileo, Worldspan (or its successor) will pay you the amount of $1,250,000.

This success fee is payable even if your employment terminates as a result of the Change-in-Control, and is in addition to amounts and benefits payable under Section 7; provided, payment of this success fee would be in lieu of any unpaid retention payments pursuant to Section 4(c).

5.             Change-in-Control Retirement Supplement.

(a)           If you remain employed by Worldspan other than as an Inactive Employee for two (2) years following a Change-in-Control, you will be credited with an additional three (3) years to be applied to Benefit Service under a supplemental retirement benefit program, a retiree medical program, and a retiree flight pass program.  the additional three (3) years to be applied pursuant to this Section are in addition to the three (3) years provided for in Section 4(d).  Said supplemental retirement benefit under this Section shall be calculated as provided for in Section 8(a) of this Agreement with the exception that the five (5) years specified in Section 8(a) shall be changed to three (3) years.

(b)           If you remain employed by Worldspan other than as an Inactive Employee and are within five (5) years of the earliest retirement age specified in the Pension Plan as of the date that is two (2) years following a Change-In-Control, you may elect to apply the additional three (3) years referred to in Section 4(d) and/or Section 5(a) to your age and/or Benefit Service; provided the combined total of additional years towards age and Benefit Service under Section 4(d) shall not exceed three (3) and the combined total of additional years toward age and Benefit Service under Section 5(a) shall not exceed three (3).

(c)           In no event will you be credited under this Agreement with more than thirty (3) years of Benefit Service or more than age 62 years.

(d)           All capitalized terms used in this Section, unless otherwise defined, shall have the same meanings as such terms are defined in the Pension Plan.

6.             Change-in-Control and EICP Payments.

(a)           Except as set forth in Section 6(b), in the event a Change-in-Control occurs while you are employed by Worldspan other than as an Inactive Employee, the short-term portion of the EICP shall be paid to you at the maximum level (subject to Section 4(a)) and all of the unpaid long-term portions of the EICP shall be paid to you at the greater of the Forecasted Actual Levels or target levels (subject to Section 4(a)), in each case, prorated for the portion of year or EICP period which has passed as of the date of the Change-in-Control.  The payments pursuant to this Section will be made within thirty (30) days after the Change-in-Control unless your employment is terminated by you other than for Good Reason or by Worldspan for Good Cause following the Change-in-Control and before the due date of the payment in which event you will not receive any payment hereunder.

(b)           If the Change-in-Control occurs during the first quarter of a calendar year, your EICP payments will be paid pursuant to this Section 6(b) rather than Section 6(a).  Subject to Section 4(a), Worldspan will pay the short-term portion of the EICP for the previous calendar year at the maximum level and all of the unpaid long-term portions of the EICP in effect for you on the date of the Change-in-Control at the greater of the Actual Forecasted Levels or target levels prorated for the portion of each EICP period which has passed as of the date of the Change-in-Control.  Worldspan will also pay the short-term portion of the EICP for the year in which the Change-in-Control occurs at the target level, prorated for the portion of the EICP year which has passed as of the date of the Change-in-Control.  The payments pursuant to this Section will be made within thirty (30) days after the Change-in-Control unless your employment is terminated by you other than for Good Reason or by Worldspan for Good Cause following the Change-in-Control and before the due date of the payment in which event you will not receive any payment.

7.             Severance Provisions.  If a termination notice is given pursuant to Section 12, you shall be entitled to the items specified in subparagraphs (a) through (m) below upon the termination of your employment within thirty (30) days of the date of the termination notice unless such termination is:  (i) because of your death, (ii) because of your Total Disability, (iii) by Worldspan for Good Cause, or (iv) by you other than for Good Reason.  In the event your termination of employment is by you for Good Reason, you shall be entitled to the items specified in subparagraphs (a) through (m) below (subject to Section 13) only if your termination is within ninety (90) days of the date the Good Reason occurs.  The items in subparagraphs (a) through (l) below will not be paid to you if Worldspan terminates your employment for Good Cause at any time, even after a termination notice has already been given.

(a)           You will remain on the Worldspan payroll for one (1) year following the date specified in your termination notice, you will be paid an amount during such year as an Inactive Employee at a rate equal to the greater of your Salary as of the date you became an Inactive Employee or your base salary as of the date of this Agreement, and you will continue to participate in Worldspan’s Qualified Plans (or substitute nonqualified plans of equal value) as well as the airline pleasure travel pass programs during such year but you shall not participate in any long-term or short-term incentive payments or other bonus or special arrangements and you will not accrue vacation or sick pay while on the payroll as an Inactive Employee;

(b)           Worldspan shall pay as severance pay to you within thirty (30) days of the date you become an Inactive Employee, an amount equal to two (2) times the sum of (i) your Salary as of the date you become an Inactive Employee or your base salary as of the date of this Agreement, whichever is higher, plus (ii) one hundred percent (100%) of the annual target level payment under the short-term portion of the EICP applicable to you on the date you become an Inactive Employee (subject to Section 4(a));

(c)           Worldspan shall pay you One Hundred Percent (100%) of the greater of (i) the Forecasted Actual Level or (ii) the target level payment, under the short-term portion of the EICP in effect for you on the date you become an Inactive Employee, subject to Section 4(a), prorated for the portion of the EICP plan year which has passed as of the date you become an Inactive Employee, all to be paid within thirty (30) days of the date you become an Inactive Employee;

(d)           Worldspan shall pay you One Hundred Percent (100%) of the greater of the (i) Forecasted Actual Levels or (ii) target levels, under all of the unpaid long-term portions of the EICP in effect for you on the date you become an Inactive Employee, subject to Section 4(a), prorated for the portion of the EICP periods which have passed as of the date you become an Inactive Employee, all to be paid within thirty (30) days of the date you become an Inactive Employee;

(e)           Unless you already received supplemental retirement benefits under Section 5, Worldspan shall pay you supplemental retirement benefits in accordance with Section 8 and if you have already received supplemental retirement benefits under Section 5, you will not receive any additional benefits under this subparagraph;

(f)            Worldspan shall provide health and dental benefits in accordance with Section 9;

(g)           Subject to your passing a standard medical physical performed by a representative of Worldspan, Worldspan shall provide a Worldspan-paid term life insurance policy in a face amount of three (3) times your annual Salary, not to exceed One Million Dollars ($1,000,000), while you are an Inactive Employee and for a period of two (2) years following the date you leave the payroll; said policy will be convertible to an individual policy payable by you at the end of such two (2) year period, in a face amount consistent with the foregoing and declining with age;

(h)           Worldspan shall provide executive outplacement services with a total value of up to Twenty-Five Thousand Dollars ($25,000) for two (2) years following the date you become an Inactive Employee, said services to be provided by Drake Beam Morin, Inc. or a similar outplacement firm selected by Worldspan;

(i)            You may retain Worldspan-owned equipment (including but not limited to, personal computer, lap top computer, software, printer and mobile phone, if applicable) used outside the office by you on the date the termination notice is given;

(j)            In the event you have not used all of your vacation by the date you become an Inactive Employee, Worldspan will pay you a lump sum for all unused earned vacation within thirty (30) days of the date you become an Inactive Employee;

(k)           If you qualify, Worldspan shall provide retiree pleasure travel passes in accordance with Section 10;

(l)            For a two (2) year period following the date on which you leave the payroll as an Inactive Employee ends, you and your eligible participants shall be entitled to participate in a travel program on Delta, Northwest, and TWA which is essentially the same as the program set forth in Exhibit A, attached hereto.  These pass privileges will not apply on a carrier which has been acquired by another carrier unless the successor carrier agrees to allow such travel.  Exhibit A is the document used to describe the program in effect on the date of this Agreement; and

(m)          If the termination occurs before all amounts in Section 4(c) having been paid, Worldspan shall pay you a pro rata portion of the bonus set forth in Section 4(c), the amount to be based on your Salary on the day you become an Inactive Employee and further on the period of time between January 1, 2001 and the day you become an Inactive Employee compared to the period between January 1, 2001 and June 30, 2002.

8.             Supplemental Retirement Benefits.

(a)           The supplemental retirement benefit referred to in Section 7(e) shall be determined in accordance with this Section.  In addition to the retirement benefits to which you are or would be entitled under the Pension Plan and under this Agreement, Worldspan shall pay a supplemental retirement benefit hereunder, which supplemental benefit (except as provided below) shall be payable in the form and at the times provided in the Pension Plan.  Said benefit under this Section shall be calculated as provided for in the Pension Plan with the following exceptions: (i) regardless of your years of Vesting Service under the Pension Plan, you will be treated as if you were on hundred percent (100%) vested under the Pension Plan; (ii) the number of years of Benefit Service used will be the actual number of years of Benefit Service accumulated as of your Termination Date plus five (5) years; and (iii) the benefit will be calculated as if the limitations under Sections 415 and 401(a)(17) of the Internal Revenue Code were not in effect: provided, that the supplemental benefit payable hereunder shall be reduced by an amount equal to the benefit payable to you by the Pension Plan.

(b)           In the event you are within five (5) years of the earliest retirement age specified in the Pension Plan as of the date you leave the payroll as an Inactive Employee, you may elect to have the additional five (5) years in Section 8(a) applied to your age and/or Benefit Service; provided, the combined total of additional years towards age and benefit service under Sections

10(a) and (b) shall not exceed five (5).  Your election shall be made no less than thirty (30) days prior to the date you leave the payroll as an Inactive Employee.

(c)           In no event will you be credited under this Agreement or otherwise with more than thirty (30) years of Benefit Service or more than age 62 years.

(d)           All capitalized terms used in this Section, unless otherwise defined, shall have the same meanings as such terms are defined in the Pension Plan.

(e)           The benefits set forth in Section 5 and this Section shall be funded by Worldspan in a non-qualified rabbi or similar trust, the terms and conditions of such trust to be determined in the reasonable discretion of Worldspan.

9.             Heath Coverage.  The health coverage referred to in Section 7(f) shall be determined in accordance with this Section.  You may elect COBRA continuation coverage (as set forth in the Health Plan) for a period of up to two (2) years following the date you leave the payroll as an Inactive Employee.  Your cost for such coverage shall be equal to the amount paid by active employees for similar coverage under the Health Plan.  In the event you are within five (5) years, of Worldspan’s earliest retirement age under the Pension Plan as of the date you leave the payroll, you may elect retiree medical coverage at any time following the expiration of your COBRA benefits.  The retiree medical coverage will be similar, in Worldspan’s reasonable judgment, to the coverage provided to other Worldspan retirees.  You will be required to pay the same cost for this retiree coverage that is required of retiring employees who have the actual years of service which you are deemed to have pursuant to Section 8(a) and (b).

10.           Retiree Pleasure Travel Passes.  Subject to Section 7 and in the event you are within five (5) years of the earliest retirement age specified in the Pension Plan as of the date you leave the payroll and in addition to any other travel programs to which you are entitled, you will be eligible for retiree passes in accordance with this Section.  If you currently have flight privileges directly with Delta, Northwest or TWA based on your service as a former employee of such airline, you will be provided with retiree passes on Delta, Northwest or TWA respectively, as the case may be, regardless of your actual age or years of service on the date you leave the payroll.  Said passes will be based on your service as a grandfathered employee of such airline.  if you do not currently have flight privileges directly with Delta, Northwest or TWA, you may elect retiree passes on one (1) of such airlines.  You understand and agree that your passes are nontransferable, may not be exchanged for cash or other consideration and are subject to all other terms and conditions imposed from time to time by the applicable airline for Worldspan retirees.

11.           Effect of Termination on Account of Death, Good Cause or Total Disability.

(a)           If you die while an employee of Worldspan and a termination notice under Section 12 has not been given prior to the date of your death, this Agreement shall terminate at the day of your death and no benefits (other than those benefits accrued and payable as of the date of your death) will be payable to or with respect to you on account of this Agreement.  If you should die after a termination notice under Section 12 has been given or subsequent to your

Termination Date while any amount is still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate; such payment to be made in a lump sum within sixty (60) days from the date of your death.

(b)           If Worldspan terminates your employment for Good Cause, Worldspan shall pay you your full Salary through the Termination Date at the rate in effect at the time notice of termination is given, plus any unused earned vacation but none of the payments or benefits set forth in Sections 4, 5, 6, 7, 8, 9 or 10.  The amounts payable under this Section will be paid within thirty (30) days of your Termination Date and Worldspan shall have no further obligation to you under this Agreement.

(c)           If your employment terminates on account of your Total Disability and a termination notice under Section 12 has not been given prior to the date of Total Disability, this Agreement shall terminate as of your Termination Date.

12.           Notice of Termination.

(a)           Any termination of your employment by Worldspan, and any termination by you on account of Good Reason, shall be communicated by prompt written notice of termination to the other party hereto.  The notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provisions so indicated.

(b)           You may request in writing an opinion from Worldspan of whether Worldspan believes a proposed termination by you would be considered on account of Good Reason as defined herein.  Such opinion shall be provided to you in writing within twenty (20) days of your written request and shall be binding on Worldspan.

13.           Taxes.

(a)           Except as otherwise provided herein, Worldspan will withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

(b)           In the event any payments hereunder become subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, or comparable state or local tax laws, Worldspan will pay you such additional compensation as is necessary (after taking into account all federal, state and local income taxes payable by you as a result of the receipt of such amounts) to place you in the same after-tax position you would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred.

14.           Mitigation and Other Benefits.  You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer (subject to Section 19) after the Termination Date or otherwise.  This Agreement shall not diminish the vacation, retirement or welfare benefits to which you are or will be entitled under the Worldspan vacation policy, Executive Deferred Compensation Plan, Worldspan Benefit Restoration Plan, 401(k) Plan, Pension Plan, Health Plan and other tax qualified employee benefit plans, as amended from time-to-time.

15.           Successors; Binding Agreement.

(a)           This Agreement shall be binding upon Worldspan and any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the business and/or assets of Worldspan.

(b)           This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.           Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States first class mail or similar mail service located outside the United States addressed to the respective addresses set forth on the first page of this Agreement or to such other address or person as either party may have furnished to the other in writing in accordance herewith.  Notice of change of address shall be effective only upon receipt.

17.           Non-Disparagement.  You covenant and agree that you will not, during your employment with Worldspan, while you are an Inactive Employee and for a period of twelve (12) months after the date you leave the payroll, take any action or make any statement that disparages or criticizes Worldspan, any of its Affiliates or its successors.  Worldspan agrees that it will not during your employment with Worldspan, while you are an Inactive Employee and for a period of twelve (12) months after the Termination Date, take any action or make any statement that disparages or criticizes you.

18.           Non-Solicitation.  You covenant and agree that during your employment with Worldspan, while you are an Inactive Employee and for a period of twelve (12) months after the date you leave the payroll, you will not, directly or indirectly, solicit for employment, attempt to employ, or affirmatively assist any entity other than Worldspan in employing or soliciting for employment whether as an employee, consultant or otherwise, any person at the manager level or above who is employed by or a contractor to Worldspan or any successor entity.

19.           Non-Compete.  Worldspan provides to customers on a worldwide basis CRS Services, Back-Office Subscriber Services, Airline Support Services, and Internal Reservation Services (collectively, the “Business”).  You acknowledge that in your capacity as Co-Chief Executive Officer as well as Vice President, General Counsel and Secretary, you have gained significant expertise and knowledge of Worldspan’s Business, including, but not limited to, the operation of the Worldspan systems, Worldspan’s international and domestic plans, the marketing of

Worldspan’s CRS, hosting and other services, Worldspan’s future plans and strategies, and the relationships between Worldspan and its customers.  You agree that in order to adequately protect the legitimate interests of Worldspan and its successor, it is essential that any non-compete covenant cover Worldspan’s Business as defined herein.  You covenant and agree that you shall not, without Worldspan’ s express written consent, while you are an employee of Worldspan, while you are an Inactive Employee and for a period of twelve (12) months following the date you leave the payroll, directly or indirectly render consulting or advisory services to, or be a proprietor, officer, manager, director, partner or employee in a decision-making, policy-setting, marketing or planning capacity of the following businesses including their Affiliates and successors (if and to the extent that your position with such Affiliate or successor involves or includes activities included in the Business):  System One, Sabre, Galileo, Abacus, Amadeus, Infini and EDS (only to the extent the EDS activities are similar to the Worldspan Business).

20.           Non-Disclosure.  Except as required by law, you covenant and agree not to divulge the terms of this Agreement to anyone except your attorney, financial advisors, accountant or your spouse, children, siblings, or parents.  To the extent that you do divulge the terms of the Agreement to any such person, you will advise them that they must not divulge the terms of this Agreement.

21.           Severance and Benefits Contingent.  You acknowledge and agree that your eligibility to receive severance and other benefits under this Agreement is subject to and contingent upon your keeping of the covenants in Sections 17, 18, 19, 20 and 21 and that any payments or benefits made to or conferred upon you pursuant to this Agreement by virtue of your termination of employment will be expressly conditioned upon execution by you of a mutual release agreement substantially similar to the one attached hereto as Attachment C.  Worldspan and you covenant to sign such release in accordance with the terms of such release.  If you breach any of the covenants in Sections 17, 18, 19, 20 or 21 Worldspan shall be entitled immediately to cease all severance and other rights, privileges, and benefits hereunder, and Worldspan shall also have the right to institute legal proceedings to prevent your further breach of such covenants and/or seek the recovery of payments and damages.

22.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Chief Executive Officer (or such other officer as may be specifically designated by the Chief Executive Officer or Board of Worldspan).  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.  No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement; provided that Worldspan’s terms of employment, general rules of conduct and policies and procedures as amended from time to time shall continue to apply to you.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia and you irrevocably consent and submit (for purposes of this Agreement) to the exclusive jurisdiction of the Courts of the State of Georgia and the United States Federal Courts sitting in Georgia.

23.           Severability.  In the event that any one or more of the provisions of this Agreement or any word, phrase, clause, sentence or other portion thereof shall be deemed to be illegal or unenforceable for any reason, such provision or portion thereof shall be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws.  The validity and enforceability of the remaining provisions or portions thereof shall remain in full force and effect.

24.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall take effect as an original and all of which shall evidence one and the same Agreement.

25.           Employment Rights.  Nothing expressed or implied in this Agreement shall create any right or duty on the part of Worldspan or you to extend this Agreement or to have you continue as an employee of Worldspan.  You or Worldspan may terminate your employment at any time with or without cause subject to the payment of any severance and other benefits provided for in this Agreement.

26.           Legal Fees.  In the event (a) Worldspan materially breaches this Agreement without reasonable justification, (b) you are terminated by Worldspan other than for Good Cause or Total Disability, or (c) you terminate your employment for Good Reason, Worldspan shall reimburse you for all legal fees and expenses reasonably incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement and disputed by Worldspan so long as you are ultimately successful, in any respect, in such enforcement.

27.           Definitions.  The following words and phrases, when used in this Agreement, shall have the meanings set forth below:

(a)           “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(b)           “Airline Served Affiliate” shall mean each Delta, Northwest and TWA.

(c)           “Airline Served Affiliate Agreement” shall mean an agreement between Worldspan and an Airline Served Affiliate for or involving Internal Reservations Services and/or Airline Support Services.

(d)           “Airline Support Services” shall mean, excluding CRS Services and Internal Reservations Services, those services provided to any Airline Served Affiliate pursuant to an Airline Served Affiliate Agreement and defined as such therein.

(e)           “Back-Office Subscriber Services” shall mean the provision to subscribers of:  (i) systems for the collection, storage, processing and display of information concerning the use of travel-related products and services, including, without limitation, traveler profile records and travel and entertainment expense control systems; and (ii) systems for operating, reporting, accounting, financial, management and other internal functions.

(f)            “Change-in-Control’ shall be deemed to exist either if Affiliates of Delta, Northwest, and/or TWA collectively no longer hold more than fifty percent (50%) of the voting interest in Worldspan or if Worldspan (or a significant portion of the assets of Worldspan) is combined with another entity of which Affiliates of Delta, Northwest, and/or TWA collectively do not hold more than fifty percent (50%) of the voting interests of the combined entity.  Notwithstanding any of the foregoing, an IPO of Worldspan shall not constitute a “Change-in-Control”.

(g)           “Control,” “controlled,” and “under common control” shall each mean the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of any person, whether through ownership of voting securities, partnership interest, equity, by contract or otherwise.

(h)           “CRS Services” or “CRS” shall mean, excluding Internal Reservations Services and Airline Support Services, respectively:  (i) the provision of systems for the collection, storage, processing, display and distribution through communication networks of information concerning industry alternatives for transportation, lodging and/or other travel-related products and services of entities which enable subscribers or users of automatic ticketing machines to:  (1) reserve or otherwise confirm the use of such products and services; (2) report or receive payment for or otherwise clear transactions regarding such products and services; or (3) issue tickets for the acquisition or use of such products and services; and (ii) any such system.

(i)            “Delta” means Delta Air Lines, Inc. and its successors and assigns.

(j)            “EICP” means the Worldspan Executive Incentive Compensation Program or any other short-term or long-term executive incentive compensation plan maintained by Worldspan, as amended from time to time.

(k)           “401(k) Plan” means the Worldspan Retirement Savings Plan, as amended from time to time.

(l)            “Forecasted Actual Level” means the level of the EICP determined by the President and Chief Executive Officer of Worldspan or the head of the North American division of Worldspan’s successor based on a good faith projection of year-to-date results to the end of the EICP period.

(m)          “Good Cause” means a termination by Worldspan after any of the following:  (i) you are convicted of, plead guilty to, or confess to any felony or any act of fraud, misappropriation, embezzlement, or similar criminal act; (ii) you have engaged in dishonest, unethical or unlawful conduct or activities to the damage or prejudice of Worldspan or its reputation or in conduct or activities involving moral turpitude damaging to the property, business or reputation of Worldspan, or (iii) you materially violate any material provision in this Agreement, and such violation continues for ten (10) days after written notice from Worldspan.

(n)           “Good Reason” means a termination by you based on:

(i)            A change in your position, duties, responsibilities, line of reporting, status or title compared with those as of the date hereof and as increased from time to time (excluding titles with Worldspan’s Affiliates and excluding acting titles or duties) or any removal of you from or any failure to re-elect you to such position, in each case except in connection with the termination of your employment for Good Cause, Total Disability, or as a result of your death; or

(ii)           A reduction by Worldspan in your base salary (excluding additional cash compensation provided to you for the performance of acting or similar duties if such reduction is made at the termination of such duties) as in effect on the date hereof or as the same may be increased from time-to-time; or

(iii)          A failure by Worldspan to continue either the short-term portion or long-term portion of the EICP, as the same may be modified from time-to-time, in a form no less favorable than the form as of the date hereof (except in the event your compensation is increased to offset the loss or reduction of any EICP benefit), or a failure by Worldspan to continue you as a participant in the EICP on at least the present basis or to pay you the amounts which you would be entitled to receive based on Worldspan’s performance in accordance with the EICP and Section 4(a); or

(iv)          Worldspan’s requiring you to be based in a city more than fifty (50) miles from the city where you are based as of the date hereof; provided, this shall not apply to required travel on Worldspan’s business to an extent reasonably consistent with your present business travel obligations, or in the event you consent to any such relocation, the failure by Worldspan to pay (or reimburse you for) the relocation benefits outlined in Schedule 1; or

(v)           The failure by Worldspan to continue in effect, without comparable replacement or commensurate compensation, the Worldspan Qualified Plans or the failure by Worldspan to provide you with a substantially similar number of paid vacation days to which you are then entitled in accordance with Worldspan’s normal vacation practices in effect on the date hereof; or

(vi)          A liquidation, dissolution, consolidation or merger of Worldspan or transfer of all or substantially all of its assets, unless a successor assumes Worldspan’ s obligations under the Agreement.

Notwithstanding the foregoing and except in the event of a Change-in-Control, the short-term portion of the EICP for 2003 and subsequent years and the long-term portion of the EICP for 2003 and subsequent years shall be determined by Worldspan in its sole discretion.  Any reasonable difference in the objectives or activators in the EICP from one year to another shall not constitute a “Good Reason”.

(o)           “Health Plan” means the Group Health Plan for Employees’ of Worldspan, L.P., as amended from time to time.

(p)           “Inactive Employee” you will be considered to be an Inactive Employee if you are terminated as an active employee and you remain on the Worldspan payroll.

(q)           “Internal Reservations Services” shall mean, excluding CRS Services and Airline Support Services, the provision to any entity of systems for the collection, storage, processing, display and distribution of information concerning the travel products or services of such entity and, incidental therewith, air carriers or other travel suppliers, which enable such entity or its customers to reserve and otherwise confirm the use of such products or services, receive payment or otherwise clear transactions for such products or services and issue tickets for the acquisition or use of such products or services.

(r)            “IPO” means an initial public offering of Worldspan.

(s)           “IPO Date” means the date of the initial public offering of Worldspan.

(t)            “Northwest” means Northwest Airlines, Inc.  and its successors and assigns.

(u)           ‘Pension Plan” means the Worldspan Employees’ Pension Plan, as amended from time to time.

(v)           “Salary” means your annual base salary and any additional cash compensation provided to you for the performance of acting or similar duties.

(w)          “Termination Date” means (i) if your employment is terminated by your death, the day of your death, (ii) if your employment is terminated for Total Disability, ten (10) days after notice of termination is given by Worldspan (provided that you shall not have returned in the performance of your duties on a full-time basis during such ten (10) day period), (iii) if your employment is terminated for Good Cause, the date specified in the notice of termination, and (iv) if your employment is terminated for any other reason, the date specified in the notice of termination (which date shall not be earlier than the date of the notice).

(x)            “Total Disability” is a mental or physical incapacity that prevents you from performing your normal required services for a period of six (6) months during any consecutive twelve (12) month period, unless within ten (10) days after notice of termination is given following such absence you shall have returned to the.  satisfactory full-time performance of your duties.

(y)           “TWA” means Trans World Airlines and its successors and assigns.

(z)            “Worldspan” means Worldspan, L.P., its subsidiaries, and any successors to its business and/or assets or which otherwise become responsible for this Agreement by operation of law or otherwise.

(aa)         “Worldspan’s Qualified Plans” mean the 401(k) Plan, Pension Plan and Health Plan but does not include any other qualified, nonqualified, disability, or life plan maintained by Worldspan.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to me one copy of this letter within fifteen (15) days of the date first set forth above, which will then constitute the agreement between Worldspan and you on this subject.

Sincerely,

/s/ Paul Blackney

President and Chief Executive Officer

Agreed to this 1 day of March, 2001

/s/ Douglas L. Abramson

EXHIBIT A

SENIOR VICE PRESIDENT TRAVEL PRIVILEGE PROGRAM

Worldspan is pleased to welcome you to our Senior Vice President (“SVP”) pleasure travel privilege program effective July 1, 2000 through June 30, 2001.

A.            PROGRAM OUTLINE

•                                          Number of tickets:  Each SVP may obtain a total of twelve round-trip confirmed tickets on the three partner airlines for his or her personal use, of which no more than six can be used on any one airline.  In addition, each eligible family member (spouse and dependent children as defined by each airline) of a SVP may obtain a total of twelve round-trip confirmed tickets on the three partner airlines, of which no more than six can be used on any one airline.  If a SVP has no eligible family members (spouse or dependent children), that person may obtain an additional twelve round-trip confirmed tickets on the partner airlines, and may select up to two persons on each carrier to use these twelve round trip tickets; however, no more than six of these additional tickets may be used on any one airline.

•                                          Class of Travel:  The SVP, spouse or an adult designated traveler may travel in first class or coach on domestic flights.  Domestic locations are those determined by each airline for pleasure travel.  Dependent children and persons under the age of 21 selected as a designated traveler must travel in coach both domestically and internationally.  The SVP, spouse, dependent children or a designated traveler may travel internationally (as designated by each carrier) up to six times.  One of the six trips can be in business class for the SVP, spouse, or an adult designated traveler.  All other international travel must be done in coach.

•                                          Ticket Usage:  Use of these tickets does not require travel with the SVP.

•                                          Travel Arrangements:  The SVP is responsible for making his or her own travel arrangements through TRIP MANAGER , using the SVP’ s existing profile, at the fares bookable for Worldspan business travel and pursuant to all other terms and conditions of Worldspan business travel (e.g., no denied boarding compensation, no frequent flyer miles, applicable dress code, conduct, etc.).  In order to book reservations in TRIP MANAGER for eligible family members and/or designated travel companions, it will be necessary to create a traveler profile for each person.  Please follow the guidelines in section B on creating a new TRIP MANAGER profile.

•                                          Payment:  The SVP must use his or her division’s American Express Business Travel Account (BTA) for purchasing tickets.  Please do not use your personal credit card or corporate American Express card normally used for business travel.  No expense reports will be submitted for this travel.

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•                                          Tracking Usage:  The SVP is responsible for tracking the applicable travel done by all eligible participants and must ensure that no one exceeds the authorized allocation for this time period or violates any other rules.

•                                          Program Violations:  Violation of any rules related to this special privilege will result in applicable disciplinary action up to and including loss of use of this program and termination of employment.

•                                          This travel is in addition to the pass privileges already extended to Worldspan employees.

•                                          This travel privilege should be treated with confidentiality and discretion, like any other compensation program.

•                                          This travel privilege is at the discretion of the airlines and Worldspan and may be canceled at any time by an airline or Worldspan without compensation.

Questions regarding this program should be directed to Paul Sundberg at Ext.  7405.  Questions related to the purchase of air tickets through TRIP MANAGER, or assistance in creating a traveler profile should be directed to Barbara Briggs at Ext.  7815.

B.            CREATING PROFILES IN WSPTVL

In order to create the new traveler profile for your spouse, dependent children or other designated travel companion, please follow the steps/instructions noted below:

1.                                       At the TRIP MANAGER Welcome Screen type the following:

COMPANY NAME:	WSPTVL

MEMBER LOGIN:	WSPAN (Initial creation of the new profile is the only time the word WSPAN will be used at the member login box)

PASSWORD:

Leave blank (this field is left blank upon initial creation of your profile.  Each subsequent access of TRIP MANAGER will require this field be populated with the password established when creating the profile)

2.                                       Click on LOG ME IN!

The Personal Information Page will be displayed.  Please complete this page.  In the Login section of the page please enter your member ID as your 4-digit numeric payroll number followed by a dash and two letter number of 01, 02, 03, 04, 05, etc.  If your employee number is less than 4-digits, please precede with leading zeros.  (Example:  Employee ID 0099, profiles created for spouse, family members and/or designated travel companions will be created with 0099-0 1, 0099-02, 0099-03, 0099-04, etc.)

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3.                                       Click on CONTINUE

4.                                       Click on FINISH SETTING UP MY PROFILE

5.                                       The menu that is then displayed is Personal Information, Credit Card Information, Air Preferences, Car Preferences, Hotel Preferences, Reporting Information, Travel Settings, Change Password.  Click on each topic, completing the information then saving.

Once the family member and/or designated travel companion profile is complete you will be ready to begin booking reservations.

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EXHIBIT B

PERSONAL AND CONFIDENTIAL

[Date]

[Name]

[Address]

[City, State, Zip]

Dear [Name]:

In view of your termination of employment and in consideration of your execution of this letter agreement (“Agreement”), Worldspan, L.P.  (“Worldspan”) [or its successor company] will provide you with the following:

1.                                       Your last day on the payroll as an inactive employee of Worldspan will be                                             .

2.                                 Worldspan will pay you the items specified in Section      of that certain letter agreement dated      , 1999 between you and Worldspan (“Letter Agreement”).  You acknowledge and agree that your eligibility to receive these items is subject to and contingent upon your keeping of the covenants contained in Paragraphs 4, 5, 6, and 7 of this Agreement.  In the event you breach such covenants, Worldspan shall have the right to institute legal proceedings to prevent your further breach, cease payment of said amounts to you, seek recovery of any portion of said amounts already paid, and/or seek recovery of damages as set forth in Paragraph 8.

3.                                 All payroll deductions, including the Worldspan Retirement Savings Plan deduction, will cease effective                                          .

4.                                       As you know, Worldspan provides to customers on a worldwide basis Computer Reservations System (“CRS”) Services, Back-Office Subscriber Services, and Internal Reservation Services (collectively, the “Business”) as such terms are or were defined in the Letter Agreement.  You acknowledge and agree that in your capacity as Vice President -                        , you have gained significant expertise, information and knowledge of Worldspan’s Business, including, but not limited to, the operation of the Worldspan systems, Worldspan’s international and domestic plans, the marketing of Worldspan’s CRS, hosting and other services, Worldspan’s future plans and strategies, the relationships between Worldspan and its customers.  You agree that in order to adequately protect the legitimate interests of Worldspan and its successor, it is essential that any non-compete covenant cover Worldspan’s Business as defined herein.  In accordance with Section     of that certain Letter Agreement, you covenant and agree that you shall not, without Worldspan’s express written consent, while you are an inactive employee and for a period of twelve (12) months from the date set forth in Paragraph 1, directly or indirectly render consulting or advisory services to, or be

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a proprietor, officer, manager, director, partner or employee in a decision-making, policy-setting, marketing or planning capacity of the following businesses including their affiliates and successors (if and to the extent that your position with such affiliate or successor involves or includes activities included in the Business):  System One, Sabre, Galileo, Abacus, Amadeus, Infini and EDS (only to the extent the EDS activities are similar to Worldspan Business).  For purposes of this Section, the term “affiliate” shall not include an airline owner.

5.                                       You covenant and agree that while you are an inactive employee and for a period of twelve (12) months following the date set forth in Paragraph 1, you will not, directly or indirectly, solicit for employment, attempt to employ, or affirmatively assist any other entity in employing or soliciting for employment, whether as an employee, consultant or otherwise, any person at the manager level or above who is employed by or a contractor to Worldspan or any successor entity.

6.                                       You covenant and agree while you are an inactive employee and for a period of twelve (12) months following the date set forth in Paragraph 1, you will not directly or indirectly use or disclose, except as authorized in writing by Worldspan, any information about Worldspan, Worldspan’s owners, the airline affiliates of Worldspan’s owners, or any entity controlled by Worldspan that you may have or acquire during your employment with Worldspan.  These rights of Worldspan are in addition to all rights Worldspan has under the common law and under the Georgia Trade Secrets Act of 1990, as said Act may be amended from time to time, or other applicable state law, for protection of trade secrets.

7.                                       You covenant and agree that you will not, while you are an inactive employee and for a period of twelve (12) months after the date set forth in Paragraph 1, take any action or make any statement that disparages or criticizes Worldspan, any of its affiliates or its successors.  Worldspan agrees that it will not, while you are an inactive employee and for a period of twelve (12) months after the date set forth in Paragraph 1, take any action or make any statement that disparages or criticizes you.

8.                                       Paragraphs 4, 5, 6, 7and 9 are separate and independent covenants, and the invalidity or unenforceability of one or more of these provisions or covenants shall not affect the validity or enforceability of the remaining provisions or of the other covenants of this Agreement.  Further, if any provision of paragraphs 4, 5, 6, 7 or 9 is construed to be in violation of any law, such provision shall be modified to achieve the objectives of the applicable covenant to the maximum extent permitted by law.  You agree that Worldspan will or would suffer irreparable injury if you were to breach any of the provisions of Paragraphs 4, 5, 6, 7 or 9 and that in the event of such violation, Worldspan shall (in addition to all other rights and remedies available to it) be entitled to an injunction restraining you from such breach and/or specific performance of Paragraphs 4, 5, 6, or 7.

9.                                       In consideration of all of the foregoing, you have agreed as follows:

A.                                   Except for a claim based on a breach of this Agreement by Worldspan, you irrevocably and unconditionally settle, waive, release, acquit and

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discharge any and all claims, demands, actions or causes of action, known or unknown, which you have against Worldspan, its partners, affiliates, subsidiaries, directors, officers, agents and employees and you covenant not to sue Worldspan, its partners, affiliates, subsidiaries, directors, officers, agents and employees with respect to such claims, demands, actions or causes of action.  You recognize that you are giving up all claims, demands, actions and causes of action, which you now may have, whether known or unknown, and whether specifically mentioned or not.  You specifically waive any claim or right to assert that any cause of action or alleged cause of action or claim has been, through oversight or error, intentionally or unintentionally omitted from this Agreement.  You waive any right to seek reinstatement or re-employment with Worldspan.

B.                                     You expressly acknowledge and agree that the items referenced in Paragraph 2 above include consideration for the settlement, waiver, release and discharge of and covenant not to sue with respect to any and all claims or actions arising from your employment, or the terms and conditions of your employment, including claims arising under the Fair Labor Standards Act; claims of employment discrimination arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, or the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, wrongful termination or any claim arising under express or implied contract, tort, public policy, common law or any federal, state or local statute, ordinance, regulation or constitutional provision.

C.                                     You acknowledge that this Agreement is being entered into as a settlement and compromise of any claims and is not to be construed in any manner as an admission of any liability on the part of Worldspan.

D.                                    You acknowledge that the only consideration for signing this Agreement and all that you are ever to receive from Worldspan are the terms stated herein and in the Letter Agreement, and that no other promises or agreements of any kind have been made to you or with you by any person or entity whatsoever to cause you to sign this Agreement.

E.                                      You covenant and agree not to divulge the terms of this Agreement to anyone except your attorney, financial advisors, accountant or your spouse, children, siblings, or parents.  To the extent that you do divulge the terms of the Agreement to any such person, you will advise them that they must not divulge the terms of this Agreement.  This is a material provision of this Agreement.

In the event this covenant of confidentiality is proven to have been breached by you, Worldspan may seek all appropriate remedies.  You do hereby further agree to indemnify and save Worldspan harmless from its costs, including attorney fees, necessitated by any breach by you of this covenant of confidentiality.

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F.                                      You acknowledge that you have read and fully understand all of the provisions of this Agreement and are entering into this Agreement freely and voluntarily.  You have been and are hereby advised to consult with an attorney prior to signing.  You acknowledge that you have been provided a period of at least twenty-one (21) days within which to consider this Agreement and consult with counsel and that if you have signed this Agreement before the expiration of said twenty-one (21) day period that you have done so knowingly and voluntarily.  In the event you do not sign this Agreement upon or before the expiration of said twenty-one (21) day period, the terms of this Agreement shall automatically terminate.  You hereby acknowledge that, for a period of seven (7) days following the date of execution of this Agreement, you may revoke the Agreement and that this Agreement will not be effective or enforceable until the revocation period expires.  You agree and understand that any revocation shall be submitted to Worldspan in writing and accompanied by return of any portion of the amount referenced in Paragraph 2 and any other consideration that you may have received from Worldspan with respect to this Agreement.

G.                                     This release does not affect your rights to vested benefits under the Worldspan Retirement Savings Plan or the Worldspan Employees’ Pension Plan.

10.                                 This Agreement has been entered into in, and shall be governed by and construed under the laws of, the State of Georgia.  Worldspan and you consent to the exclusive jurisdiction of any local, state or federal court located within the State of Georgia, and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

11.                                 This Agreement and the Letter Agreement constitute the entire agreement between you and Worldspan and supersedes any oral communications, agreements and understandings between you and Worldspan.

If this Agreement accurately reflects our understanding, please sign the enclosed copy in the space provided and return the same to me.

Sincerely,

Read, Acknowledged and Agreed to this day of , 2001.

Signature

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